Exhibit 99.1

Massive Interactive Exploring Strategic Alternatives

LONDON, United Kingdom—Massive Interactive Inc. (OTCBB:HUGE), today announced that its Board of Directors has authorized management to explore a full range of strategic alternatives to enhance value for stockholders.  Transactions that may be considered include a significant equity investment, a recapitalization of the equity of the Company and a strategic combination. Scura Paley Securities LLC is serving as financial advisor to the Company.  Scura Paley is a New York based boutique investment bank which offers full range of investment banking services to emerging growth companies.

"Our business is strong and the market for our products and services continues to grow,” noted Ron Downey, the Company’s Chief Executive Officer.  “Massive’s product suite enables our top-tier customers around the world to manage, distribute and monetize video content at any scale on the widest possible range of device platforms.  Our client base has grown rapidly because of Massive’s value proposition to deliver enterprise quality solutions with great efficiency and speed to market, at significantly reduced operating costs.” In 2014, Massive experienced a 72% increase in revenue to $13.4 million with EDITDA of $1.8 million.

The Company cautions that there are no assurances that the process will result in a transaction or on the terms or timing of such a transaction, if undertaken.  Further, the Board has not set a definitive schedule to complete its review process.  It is the Company’s intention not to disclose developments with respect to the strategic review process until the Board has determined whether it will proceed with one or several transaction(s), or otherwise concludes its review.

About Massive Interactive Inc.

Massive Interactive Inc. is a leading provider of end-to-end platform software and user-experience design services for multi-screen video entertainment.  The Company enables video solutions for its clients’ TV Everywhere services.  Massive’s customers include Tier 1 telcos, cable operators/broadcasters, airlines and content owners on a worldwide basis.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties.  All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Massive Interactive’s prospects, or ability to identify and enter into strategic transactions, should be considered forward-looking.  Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including:  our ability to successfully identify, pursue and realize strategic opportunities; our ability to continue as a going concern; the possibility that the industry may be subject to future regulatory or legislative actions (including any additional taxes); competition; our ability to retain key members of senior management and key technical employees; our ability to obtain goods and services; and general economic conditions.  These and other risks are described in greater detail in Massive Interactive’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov (http://www.sec.gov) or upon request from Massive Interactive, may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements.  Massive Interactive assumes no obligation and does not intend to update these forward-looking statements, except as required by law.